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                                                 Exhibit 23

                   Letterhead of Kenny S&P Evaluation Services
                      (a division of J.J. Kenny Co., Inc.)

                                  July 31, 2003

Prudential Investment Management Services LLC
100 Mulberry Street
Gateway Center Three
Newark, New Jersey 07102


                           Re:      National Municipal Trust
                                    Post-Effective Amendment No. 18
                                    Second Put Series
                                    (14 Day Repurchase-Collateral Backed)

Gentlemen:

     We have examined the post-effective Amendment to the Registration Statement File No. 2-89666 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                            Sincerely,

                                            Frank A. Ciccotto
                                            Frank A. Ciccotto
                                            Vice President